Filed pursuant to Rule 433
                                                      File number: 333-136045-02


From:    GS Syndicate
Sent:    Thursday, June 21, 2007 12:04 PM
To:      SPG-All
Subject: GSMS 2007-GG10: Launch (external)


GSMS 2007-GG10: Launch (external)
$6.9bn Fixed-Rate Commercial Real Estate Offering -- Public Classes


Lead Bookrunners: RBS Greenwich Capital and Goldman Sachs
Co-Managers: Bear Stearns, Merrill Lynch, Morgan Stanley, Wachovia


Cls   Size($MM)  Rating(M/S/F)   C/E%    WAL(yr)   Prin Window  Launch    Dur
A1       75.0    Aaa/AAA/AAA    30.000    4.14     08/07-04/12    17      3.59
A2      725.3    Aaa/AAA/AAA    30.000    4.85     04/12-07/12    23      4.13
A3      246.6    Aaa/AAA/AAA    30.000    6.62     01/14-06/14    35      5.34
AAB      72.0    Aaa/AAA/AAA    30.000    7.41     07/12-01/17    27      5.82
A4    3,661.0    Aaa/AAA/AAA    30.000    9.72     01/17-05/17    28      7.20
A1A     514.0    Aaa/AAA/AAA    30.000    9.35     05/10-05/17    n/a
AM      756.3    Aaa/AAA/AAA    20.000    9.86     05/17-06/17   32-33    7.28
AJ      519.9    Aaa/AAA/AAA    13.125    9.92     06/17-06/17   37-38    7.30
B        75.6    Aa1/AA+/AA+    12.125    9.92     06/17-06/17    46      7.29
C        94.5    Aa2/AA/AA      10.875    9.92     06/17-06/17    49      7.28
D        56.7    Aa3/AA-/AA-    10.125    9.92     06/17-06/17    55      7.27
E        56.7    A1/A+/A+        9.375    9.92     06/17-06/17    60      7.27
F        75.6    A2/A/A          8.375    9.92     06/17-06/17    69      7.25

Pre-pricing update attached:

<< 2007-GG10 Pre-Pricing Update.pdf >>

IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor the underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS FREE WRITING PROSPECTUS IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.

This material is for your information. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. The information contained in this material may not pertain to any securities that will actually be sold. The information contained in this material may be based on assumptions regarding market conditions and other matters as reflected in this material. We make no representations regarding the reasonableness of such assumptions or the likelihood that any of such assumptions will coincide with actual market conditions or events, and this material should not be relied upon for such purposes. We and our affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may, from time to time, have long or short positions in, and buy or sell, the securities mentioned in this material or derivatives of those securities (including options). Information contained in this material is current as of the date appearing on this material only and supersedes all prior information regarding the securities and assets referred to in this material. Goldman, Sachs & Co.

does not provide accounting, tax or legal advice. In addition, subject to applicable law, you may disclose any and all aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits, without Goldman, Sachs & Co. imposing any limitation of any kind.


******************************* Important Notice********************************

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********************************************************************************

                                      GG10


                          $6,929,391,000 (Approximate)
                               Pre-Pricing Update

                     GS Mortgage Securities Trust 2007-GG10
                                As Issuing Entity

                      GS Mortgage Securities Corporation II
                                  As Depositor

                  Commercial Mortgage Pass-Through Certificates
                                Series 2007-GG10

                   Greenwich Capital Financial Products, Inc.
                         Goldman Sachs Mortgage Company
                                    Sponsors

                       Wachovia Bank, National Association
                                 Master Servicer

                         CWCapital Asset Management, LLC
                                Special Servicer

                                  June 21, 2007


           IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING
                           OF ASSET-BACKED SECURITIES

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission ("SEC") (SEC File No. 333-136045) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Goldman, Sachs & Co., any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

     IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.


[RBS Greenwich Capital LOGO]                                Goldman, Sachs & Co.

                          Co-Lead Bookrunning Managers

Bear, Stearns & Co. Inc.                                     Merrill Lynch & Co.
Morgan Stanley                                               Wachovia Securities

GSMSC 2007-GG10
--------------------------------------------------------------------------------


STRUCTURAL OVERVIEW
--------------------------------------------------------------------------------


OFFERED CERTIFICATES

                                                                                                             Assumed
                                     Approx.                       Approx. %     Weighted                     Final
                                   Certificate    Approx. Credit   of Cut-off    Average      Principal    Distribution
Class    S&P   Moody's  Fitch        Balance        Support(1)    Date Balance   Life(2)      Window(2)       Date(2)     Rate Type
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
A-1(3)   AAA     Aaa     AAA       $75,000,000        30.000%        0.992%       4.15      08/07 - 04/12      04/12         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
A-2(3)   AAA     Aaa     AAA      $725,300,000        30.000%        9.590%       4.85      04/12 - 07/12      07/12         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
A-3(3)   AAA     Aaa     AAA      $246,609,000        30.000%        3.261%       6.62      01/14 - 06/14      06/14         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
A-AB(3)  AAA     Aaa     AAA       $72,000,000        30.000%        0.952%       7.41      07/12 - 01/17      01/17         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
A-4(3)   AAA     Aaa     AAA    $3,661,032,000        30.000%       48.409%       9.72      01/17 - 05/17      05/17         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
A-1A(3)  AAA     Aaa     AAA      $514,000,000        30.000%        6.796%       9.35      08/10 - 05/17      05/17         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
A-M      AAA     Aaa     AAA      $756,277,000        20.000%       10.000%       9.86      05/17 - 06/17      06/17         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
A-J      AAA     Aaa     AAA      $519,941,000        13.125%        6.875%       9.92      06/17 - 06/17      06/17         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
B        AA+     Aa1     AA+       $75,628,000        12.125%        1.000%       9.92      06/17 - 06/17      06/17         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
C         AA     Aa2     AA        $94,535,000        10.875%        1.250%       9.92      06/17 - 06/17      06/17         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
D        AA-     Aa3     AA-       $56,720,000        10.125%        0.750%       9.92      06/17 - 06/17      06/17         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
E         A+      A1     A+        $56,721,000         9.375%        0.750%       9.92      06/17 - 06/17      06/17         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------
F         A       A2      A        $75,628,000         8.375%        1.000%       9.92      06/17 - 06/17      06/17         (6)
-------- ---- -------- -------- ----------------- -------------- -------------- ----------- -------------- -------------- ----------


NON - OFFERED CERTIFICATES

                                      Approx.                                                                 Assumed
                                   Certificate                       Approx. %     Weighted                    Final
                                     Balance /     Approx. Credit   of Cut-off     Average      Principal   Distribution
Class       S&P  Moody's  Fitch   Notional Amount     Support      Date Balance    Life(2)      Window(2)      Date(2)    Rate Type
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------
G(4)         A-    A3      A-      $75,628,000         7.375%         1.000%        9.99     06/17 - 07/17      07/17        (6)
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------
H(4)        BBB+  Baa1    BBB+    $103,988,000         6.000%         1.375%       10.00     07/17 - 07/17      07/17        (6)
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------
J(4)        BBB   Baa2     BBB     $94,534,000         4.750%         1.250%       10.00     07/17 - 07/17      07/17        (6)
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------
K(4)        BBB-  Baa3    BBB-     $75,628,000         3.750%         1.000%       10.00     07/17 - 07/17      07/17        (6)
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------
L(4)        BB+   Ba1      BB+     $37,814,000         3.250%         0.500%       10.00     07/17 - 07/17      07/17        (6)
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------
M(4)         BB   Ba2      BB      $18,907,000         3.000%         0.250%       10.00     07/17 - 07/17      07/17        (6)
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------
N(4)        BB-   Ba3      BB-     $28,360,000         2.625%         0.375%       10.00     07/17 - 07/17      07/17        (6)
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------
O(4)         B+    B1      B+      $18,907,000         2.375%         0.250%       10.00     07/17 - 07/17      07/17        (6)
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------
P(4)         B     B2       B      $18,907,000         2.125%         0.250%       10.00     07/17 - 07/17      07/17        (6)
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------
Q(4)         B-    B3      B-      $18,907,000         1.875%         0.250%       10.00     07/17 - 07/17      07/17        (6)
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------
S(4)         NR    NR      NR     $141,802,702         0.000%         1.875%       10.08     07/17 - 05/18      05/18        (6)
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------
X(4)(5)     AAA   Aaa     AAA   $7,562,773,702           N/A             N/A        N/A           N/A            N/A         (5)
----------- ---- ------- ------ ------------------ -------------- --------------- ---------- -------------- ------------- ---------

         (1) The credit support percentages set forth for the class A-1, class A-2, class A-3, class A-AB, class A-4 and class A-1A certificates are represented in the aggregate.

         (2) As of the cut-off date, the weighted average life, principal window and assumed final distribution date were calculated assuming no prepayments will be made on the mortgage loans prior to their related maturity dates and the other assumptions set forth under "YIELD AND MATURITY CONSIDERATIONS - Yield Considerations" in the prospectus supplement.

         (3) For purposes of making distributions on the class A-1, class A-2, class A-3, class A-AB, class A-4 and class A-1A certificates, the pool of mortgage loans will consist of two distinct loan groups, loan group 1 and loan group 2. As of the cut-off date, loan group 1 will consist of 183 mortgage loans, representing approximately 93.2% of the aggregate principal balance of the pool of mortgage loans. As of the cut-off date, loan group 2 will consist of 19 mortgage loans, representing approximately 6.8% of the aggregate principal balance of the pool of mortgage loans. As of the cut-off date, loan group 2 will include approximately 97.2% of all the mortgaged properties that are multifamily properties. Distribution on the class A-1, class A-2, class A-3, class A-AB and class A-4 certificates will generally be based on payments from loan group 1 and distributions on the class A-1A certificates will generally be based on payments from loan group 2.

         (4) Not offered hereby. Any information provided in this term sheet regarding the terms of these certificates is provided only to enhance your understanding of the offered certificates.

         (5) The class X certificates will not have a certificate balance and their holders will not receive distributions of principal, but these holders are entitled to receive payments of the aggregate interest accrued on the notional amount of the class X certificates as described in the prospectus supplement. The class X notional amount will be equal to the aggregate of the principal amounts of the certificates other than the class X, class R and class LR certificates. The interest rate payable on the class X certificates for any distribution date will generally equal the weighted average net interest rate on the pool of mortgage loans over the weighted average pass-through rate of each other class of certificates other than the class X, class R and class LR certificates.

         (6) For any distribution date, the pass-through rates on the class A-1, class A-2, class A-3, class A-AB, class A-4, class A-1A, class A-M, class A-J, class B, class C, class D, class E, class F, class G, class H, class J, class K, class L, class M, class N, class O, class P, class Q, and class S certificates will equal one of (i) a fixed rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted if necessary to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs, (iii) a rate equal to the lesser of a specified pass-through rate and the rate specified in clause (ii) or (iv) the rate specified in clause (ii) less a specified percentage.


The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission ("SEC") (SEC File No. 333-136045) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Goldman, Sachs & Co., any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

[RBS Greenwich Capital LOGO]                         [Goldman, Sachs & Co. LOGO]

GSMSC 2007-GG10
--------------------------------------------------------------------------------


TRANSACTION TERMS
--------------------------------------------------------------------------------

GENERAL CHARACTERISTICS (1)                                     Total Pool      Loan Group 1 (4)      Loan Group 2 (5)
Initial mortgage pool balance...........................    $7,562,773,703        $7,048,773,703          $514,000,000
Number of mortgage loans................................               202                   183                    19
Number of mortgaged properties..........................               353                   334                    19
Weighted average underwritten debt service coverage
   ratio (2)(3).........................................             1.31x                 1.31x                 1.22x
Weighted average cut-off date loan-to-value ratio (2)...             73.6%                 73.3%                 77.9%
Average cut-off date principal balance..................       $37,439,474           $38,517,889           $27,052,632
Weighted average mortgage interest rate(3)..............            5.821%                5.799%                6.127%
Loans with single tenant percentage.....................              8.8%                  9.4%                  0.0%

(1) All information presented in this term sheet with respect to a mortgage loan with a pari passu companion loan or subordinate companion loan is calculated without regard to the related companion loan, unless otherwise indicated. The loan amount used in this term sheet for purposes of calculating the loan-to-value ratio and debt service coverage ratio for the mortgage loan with a pari passu companion loan is the aggregate principal balance of that mortgage loan and that pari passu companion loan, unless otherwise indicated. Subordinate companion loans, if any, are not included in this calculation.

(2) With respect to the Lynnewood Gardens loan, the LTV of 85.2% was calculated using the "as-stabilized" value of $152 million. The LTV for the Lynnewood Gardens loan, as calculated using the "as-is" value of the property $137 million, is 94.5%. With respect to the 119 West 40th Street Loan, the LTV was calculated using the March 2009 expected "as-stabilized" value of $202,000,000. The LTV based on the "as-is" value of $175 million and $30.543 million of reserves is 74.0%. With respect to the Southern Highlands Corporate Center, the LTV of 76.9% was calculated using the "as-stabilized" value of $19.5 million. The LTV for the Southern Highlands Corporate Center loan, as calculated using the "as-is" value of the property $17.6 million, is 85.2%. With respect to the Park Building loan, a cash reserve of $2.9 million and a $2.5 million letter of credit were established at the closing of the mortgage loan as additional security and to pay the monthly debt service until June 2008 when the lease with the largest tenant at the mortgaged property is expected to commence. Monthly payments in the amount of $166,000 will be withdrawn from cash reserve to pay the monthly debt service on the mortgage loan until June 2008, and those payments were counted in the net cash flow from the related mortgaged property upon which the DSCR was calculated. Additional adjustments for the mortgage loans with earnout provisions are described on Annex A to the prospectus supplement. See "Description of the Mortgage Pool--Certain Characteristics of the Mortgage Loans" in the prospectus supplement for a description of the calculation of the loan-to-value ratio.

(3) With respect to the 55 Railroad Avenue loan, which has an interest rate that steps up from 5.405% to 5.770% after June 5, 2009, to 5.960% after June 5, 2010, to 6.240% after June 5, 2012 and to 6.910% after June 5, 2013, DSCR and weighted average mortgage interest rates shown herein are calculated assuming the interest rate payable from the closing date of the mortgage loan to June 5, 2009 of 5.405%. The debt service coverage ratio based on the highest interest rate payable under the mortgage loan is 0.92x as of the cut-off date.

(4)   Loan Group 1 consists of 182 non-multifamily loans and 1 multifamily loan.

(5)   Loan Group 2 consists of 19 multifamily loans.


The following loans have been removed from the pool:
---------------------------------------------------
Preston Park Financial Center ($48,000,000)
Greentree Place ($7,700,000)
Great Pasture Industrial Building ($7,500,000)
Chateau du Val ($3,900,000)

The following loan has a change to the pooled mortgage loan balance and subordinate companion loan balance
-----------------------------------------------------------------------
1125 17th Street - The principal balance of the pooled mortgage loan is being reduced from $85,000,000 to $70,000,000 and the principal balance of the subordinate companion loan is being increased from $15,000,000 to $30,000,000. Up to $15,000,000 of the principal balance of the subordinate companion loan may be made pari passu with the pooled mortgage loan at a later date (the amount being made pari passu, the "1125 17th Street Pari Passu Amount") so long as the related mortgaged property will support an actual DSCR of at least 1.20x based on the principal balance of the pooled mortgage loan and the portion of the subordinate companion loan being made pari passu with the pooled mortgage loan (the required DSCR for a portion of the subordinate companion loan to become pari passu, the "1125 17th Street DSCR Threshold"). Additionally, the controlling class representative of the 2007-GG10 trust may consent to a maximum 1125 17th Street Pari Passu Amount of $20,000,000 or a minimum 1125 17th Street DSCR Threshold of 1.15x.

Shorenstein Portland Portfolio
------------------------------
The second footnote under the "Ten Largest Tenants Based on Annualized
   Underwritten Base Rent" table (page B-4) is hereby deleted and replaced with the following: Meritage Mortgage Company was acquired by NetBank in 2004 and NetBank is the guarantor of the lease. Meritage has ceased operations and their space is dark. The borrowers under the Shorenstein Portland Portfolio Loan have requested the lender's consent to an early termination of the Meritage Mortgage Corporation lease, effective June 30, 2007. Although a final determination has not yet been made, it is currently anticipated that the lender will consent to such request and that, in connection with such termination, Meritage Mortgage Corporation will pay an early termination fee which will be held in a lender-controlled account for application toward reletting costs. If the Meritage Mortgage Corporation lease is terminated, it is currently anticipated that approximately 21,460 SF of the terminated space will be leased to Software Solutions, which is currently a subtenant of Meritage. The statistical information contained in the free writing prospectus with respect to the Shorenstein Portland Portfolio Loan includes the Meritage Mortgage Corporation lease, notwithstanding such anticipated early termination.

The first sentence in the section "Escrows" (page B-5) is hereby deleted and replaced with the following: The loan documents provide for monthly escrows of real estate taxes ($585,593.02), insurance ($112,521) and a structural reserve ($0.20 times the aggregate number of rentable SF per annum).

The fourth sentence in the section "Lockbox and Cash Management" (page B-5) is hereby deleted and replaced with the following: Provided no event of default under the Shorenstein Portfolio Loan is continuing, all funds in the cash management account in excess of the monthly debt service, any reserves required under the loan documents and all other amounts then due to the lender will be remitted to an account specified by the borrowers on each business day.

Two Herald Square
-----------------
The second paragraph in the section "The Property" (page B-34) is hereby deleted and replaced with the following: The fee interest is indirectly owned by SL Green Realty Corp. and Gramercy Capital Corp. through a 55%/45% joint venture. The borrowers are the lessors under a ground lease of the Two Herald Square Property, which has a 70-year term with no extension options, and 1328 Broadway Owners, LLC is the lessee under such ground lease. The base rent payable by the lessee under the ground lease is $750,000 per month for the first five years of the term and increases by 25% in year six, then increases annually by 2.5% every year thereafter to $1,324,662.96/month in the 20th year of the lease. After the 20th year of the lease, base rent continues to


The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission ("SEC") (SEC File No. 333-136045) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Goldman, Sachs & Co., any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

[RBS Greenwich Capital LOGO]                         [Goldman, Sachs & Co. LOGO]

GSMSC 2007-GG10
--------------------------------------------------------------------------------


TRANSACTION TERMS
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   increase annually by 2.5%, except that base rent will be adjusted during each of the 21st, 31st, 41st, 51st and 61st lease years of the term, to the greater of 1.025 times the preceding year's rent, or 5% of the fair market value. The percentage rent payable under the ground lease is 10% of the amount by which annual adjusted operating revenue exceeds $25,000,000.

The first paragraph in the section "Property Management" (page B-35) is hereby deleted and replaced with the following: The Two Herald Square Property is currently managed by S.L. Green Management Corp., an affiliate of one of the borrowers, pursuant to a management agreement. Under the management agreement, the borrowers pay a management fee in the amount of $100,455.60 per year, which amount is subordinate to the Two Herald Square Loan and accrues, without triggering a default under the management agreement, if income from the two Herald Square property is insufficient to make such payment. The lender may require the borrowers to replace the property manager if an event of default under the Two Herald Square Loan has occurred or as a result of the gross negligence, fraud or willful misconduct of the property manager.

The first sentence in the section "1031 Exchange" (page B-36) is hereby deleted and replaced with the following: Each Sponsor has acquired its interest in the Two Herald Square Property with a view to using such interest as part of a tax deferred like kind exchange under section ss.1031 of the Internal Revenue Code.

The first sentence in the section "Terrorism Insurance" (page B-36) is hereby deleted and replaced with the following: The loan documents require that the "all risk" insurance policies required to be maintained (or caused to be maintained) by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the Two Herald Square Property.

Lincoln Town Center
-------------------
Assumption. This loan will be assumed prior to the closing date of the securitization. The new borrower will be Mullrock Lincoln Town Center Fee, LLC and the new guarantors will be The Muller Company and Rockwood VII REIT, Inc. After the assumption of the loan, the borrower under the loan will no longer be affiliated with the borrowers under the Wells Fargo Tower, Two California Plaza, 550 South Hope Street, Maguire Anaheim Portfolio and 3800 Chapman loans.



The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the issuer nor any of the underwriters will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission ("SEC") (SEC File No. 333-136045) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Goldman, Sachs & Co., any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.


                                      -4-

[RBS Greenwich Capital LOGO]                         [Goldman, Sachs & Co. LOGO]